SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 30, 2009

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 East 49th Street New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 940-5305

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Saks Incorporated and its subsidiaries (together the “Company”) is filing this Current Report on Form 8-K to reflect certain accounting adjustments described below with respect to the financial information contained in the Company’s Annual report on Form 10-K for the year ended January 31, 2009 or the “2008 Form 10-K”, which was filed with the United States Securities and Exchange Commission (the “SEC”), on March 23, 2009. This Current Report on Form 8-K shows the effects of the retrospective adoption on February 1, 2009 of the following:

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Financial Accounting Standards Board (“FASB”), Staff Position (“FSP”) Accounting Principles Board (“APB”) No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The adoption of FSP APB 14-1 affects the accounting for our $230 million, 2.00% convertible notes due 2024 (the “Notes”). FSP APB 14-1 requires an allocation of convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The liability component of the debt instrument is accreted to par using the effective interest method over the remaining life of the debt (the first put date in 2014). The accretion is reported as a component of interest expense. The equity component is not subsequently revalued as long as it continues to qualify for equity treatment. The retrospective adoption of FSP APB 14-1 affects the Company’s financial information for the fiscal years 2004 through 2008, as reflected in Exhibits 99.1, 99.2 and 99.3. Upon adoption of FSP APB 14-1, the Company estimated the fair value of the Notes, as of the date of issuance, assuming a 6.25% non-convertible borrowing rate to be $158.1 million. The difference between the fair value and the principal amount of the Notes was $71.9 million. This amount was retrospectively recorded as a debt discount and as an increase to additional paid-in capital as of the issuance date of the Notes. The discount is being accreted to interest expense over the ten-year period to the first put date of the Notes in 2014. The accretion of the discount reduced income from continuing operations and net income by approximately $3.9 million, $3.6 million, $3.6 million, $4.2 million and $2.7 million for the years ended January 31, 2009, February 2, 2008, February 3, 2007, January 28, 2006 and January 29, 2005, respectively.

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FSP Emerging Issues Task Force (“EITF”) No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”) addresses whether instruments granted in share-based payment awards are participating securities prior to vesting, and therefore, need to be included in the earnings allocation when computing earnings per share under the two-class method as described in Statement of Financial Accounting Standards (“SFAS” No. 128 “Earnings Per Share”). In accordance with FSP EITF 03-6-1, the unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The retrospective adoption of FSP EITF 03-6-1 did not have a material impact on the Company’s consolidated financial statements for the years ended January 31, 2009, February 2, 2008, February 3, 2007, January 28, 2006 and January 29, 2005.

In the 2008 Form 10-K, the Company’s charter (Exhibit 3(i)) was incorporated by reference to an incorrect filing and, upon further investigation, the Company determined that it had inadvertently filed an incorrect copy of its charter on April 3, 2007 (which had inadvertently deleted certain 80% voting provisions that continue to be applicable) as an exhibit to its SEC filings. Accordingly, filed herewith and incorporated herein is the charter of the Company as of July 30, 2009. Except for an amendment in 2007 changing the principal address of the Company, there have been no amendments to the Company’s charter since 1999.

The information in this Form 8-K does not reflect any event or development occurring after March 23, 2009, the date on which the Company filed its 2008 Form 10-K. Except as described above, the Company has not modified or updated any disclosures in the 2008 Form 10-K. This Current Report on Form 8-K should be read in conjunction with the Company’s 2008 Form 10-K. For a discussion of events and developments subsequent to the filing of the Company’s 2008 Form 10-K, please refer to the Company’s SEC filings since that date.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
3(i)	Composite of Charter of the Company inclusive of all amendments through July 30, 2009

23.1	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP)

99.1	Selected Company Financial Data as of and for the years ended January 31, 2009, February 2, 2008, February 3, 2007, January 28, 2006 and January 29, 2005

99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations as of January 31, 2009

99.3	Consolidated Financial Statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: July 30, 2009	/s/ Kevin G. Wills
Kevin G. Wills
Executive Vice President and Chief Financial Officer

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